UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12.

NOW Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

The Summary Compensation Table included in our proxy statement filed on April 6, 2023, included a formatting error. The compensation data included in the table is correct. A correctly formatted Summary Compensation Table is included below in this supplemental filing. The Summary Compensation Table included in the proxy statement available to stockholders online as part of notice and access includes the properly formatted table.  There are no other changes to the proxy statement.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2022 the compensation paid by the Company to its named executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2022.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compensation ($)(3) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)		Total ($) (j)
David Cherechinsky President & Chief Executive Officer	2022 2021 2020	$ $ $	797,116 650,000 554,808	— — —	$ $ $	3,232,886 3,309,101 498,233	$ $	— 996,734 207,971	$ $	1,421,822 1,032,646 —	— — —	$ $	11,077 — 13,976	$ $ $	5,462,901 5,988,481 1,274,988
Mark Johnson Senior Vice President & Chief Financial Officer	2022 2021 2020	$ $ $	448,750 385,000 324,923	— — —	$ $ $	754,352 837,732 189,083	$ $	— 252,340 78,928	$ $	639,820 489,316 —	— — —	$ $	12,200 — 6,309	$ $ $	1,855,122 1,964,388 599,243
Raymond Chang VP, General Counsel, & Secretary	2022 2021 2020	$ $ $	439,462 412,000 412,000	— — —	$ $ $	754,352 544,539 375,177	$ $	— 164,018 156,604	$ $	625,602 523,631 —	— — —	$ $	12,200 — 11,410	$ $ $	1,831,616 1,644,188 955,191
Kelly Munson Chief Administrative and Information Officer	2022 2021 2020	$ $ $	313,269 225,000 188,077	— — —	$ $ $	538,827 460,760 177,572	$ $	— 138,784 75,358	$ $	447,874 285,964 —	— — —	$ $	10,904 — 3,692	$ $ $	1,310,874 1,110,508 444,699
Rocio Surratt VP – Finance and Corporate Controller	2022 2021 2020	$ $ $	223,750 160,000 76,923	— — —	$ $	269,423 209,434 —	$	— 63,084 —	$ $	259,927 165,223 —	— — —		$8,654 — —	$ $ $	761,754 597,741 76,923

(1)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2022 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column. On February 22, 2022, the Named Executive Officers were granted shares of performance-based share awards, which are included in this column in the table above. The grants vest on the third anniversary of the date of grant, contingent on performance against three separate, independently established goals. For a more detailed discussion, see the section titled “Long-Term Incentive Compensation”. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based upon the probable outcome of such conditions were as follows: Mr. Cherechinsky - $1,732,888; Mr. Chang - $404,347; Mr. Johnson - $404,347; Ms. Munson - $288,822; and Ms. Surratt - $144,421. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, assuming that the highest level of performance conditions will be achieved were as follows: Mr. Cherechinsky - $2,999,997; Mr. Chang - $700,009; Mr. Johnson - $700,009; Ms. Munson - $500,009; and Ms. Surratt - $250,005. The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB ASC Topic 718, excluding forfeiture estimates. Refer to the Company’s 2022 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column. The Company decided to eliminate stock option grants from its 2022 long-term incentive compensation.

(2)	Starting in 2015, the Named Executive Officers have participated in the NOW Inc. Annual Incentive Plan. For further information, see the section titled “Annual Incentive Award”.
(3)

The amounts include cash contributions under the Company’s 401k Plan and under the Supplemental Plan, both defined contribution plans. On April 1, 2020, the Company announced that it would suspend all Company contributions to the 401k and Supplemental Plans effective May 1, 2020. The Company reinstated company contributions at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary effective the first pay cycle of 2022.

(4)

The amounts include cash contributions under the Company’s 401k Plan and under the Supplemental Plan, both defined contribution plans. On April 1, 2020, the Company announced that it would suspend all Company contributions to the 401k and Supplemental Plans effective May 1, 2020. The Company reinstated company contributions at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary effective January 2022.